Exhibit 10.1

SEPARATION AGREEMENT
AND GENERAL RELEASE

     This Separation Agreement and General Release (“Agreement”) is entered into as of this 10th day of March, 2005, by and between David R. Heilman (“Executive”), General Nutrition Centers, Inc., a Delaware corporation, (the “Company”), and GNC Corporation, a Delaware corporation (“GNC” and, together with Executive and the Company, the “Parties”).

RECITALS

     WHEREAS, Executive has been employed by the Company as Executive Vice President and Chief Administrative Officer of the Company pursuant to the Employment Agreement, dated December 15, 2004 (the “Employment Agreement”); and

     WHEREAS, Executive has tendered, and the Company has accepted, Executive’s resignation from employment with the Company effective March 8, 2005, and, in connection with such resignation, the Parties have agreed to settle any and all related agreements between the Parties and their affiliates in the manner set forth herein.

     NOW THEREFORE, in consideration of the promises and mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are expressly acknowledged, the Parties agree and promise as follows:

     1.     RESIGNATION. Pursuant to this Agreement, Executive resigns from his employment with the Company, effective as of March 8, 2005 (the “Separation Date”). To the extent not already effected, Executive hereby resigns all of his director, officer and other positions with the Company and each of its affiliates, effective as of the Separation Date.

     2.     PAYMENT OF ACCRUED BUT UNPAID BENEFITS.

            (a)     On or before March 31, 2005, the Company shall pay to Executive an amount equal to the sum of (i) Executive’s accrued but unpaid salary through the Separation Date, (ii) Executive’s accrued but unpaid vacation pay determined as of the Separation Date, and (iii) any unpaid expense reimbursements due to Executive (subject, however, to Executive’s obligation to provide adequate documentation of such expenses in the normal course).

            (b)     With respect to any benefits or rights that Executive has accrued or earned under any of the Company’s employee benefit plans, Executive shall be entitled to such benefits pursuant to the terms of such plans, if any.

     3.     SETTLEMENT OF OPTIONS.

            (a)     Executive acknowledges (i) he was issued 295,333 options of which 73,833 are vested as of the Separation Date, and (ii) that any such options, whether vested or unvested, shall immediately expire and be forfeited as of the Separation Date.

            (b)     The Executive acknowledges that GNC and Executive entered into a Stock Subscription Agreement, dated December 5, 2003, pursuant to which Executive purchased 62,500 shares of GNC’s common stock (the “Purchased Shares”) and that pursuant to Section 4.3(c)(vi) of the Employment Agreement, for the one hundred eighty (180)-day period following the Separation Date, the Company (or its designee) has the right to purchase from Executive and Executive has agreed to sell to the Company (or its designee) any or all of such Purchased Shares for an amount equal to the product of (x) the per share current fair market value of a share of GNC common stock (as determined by the Board of Directors of the Company (the “Board”) in good faith) and (y) the number of shares so purchased (the “Share Repurchase Option”).

            (c)     By this Agreement, GNC (as the Company’s designee) hereby exercises its Share Repurchase Option with respect to all of the Purchased Shares at a repurchase price equal to $6.00 per share effective as of the first day following the Separation Date, which amount totals $375,000 and shall be payable on or before March 31, 2005. Executive hereby waives his right to request that the Board obtain a fairness opinion regarding the value of the Purchased Shares.

     4.     TERMINATION BENEFITS.

            (a)     In consideration of Executive’s release of claims and Executive’s other covenants and agreements contained herein and provided that Executive has not exercised any revocation rights as provided in Section 6 below,

                   (i)     the Company shall pay Executive an amount equal to $350,000, which represents Executive’s base salary for the period March 8, 2005 through March 7, 2006, which amount shall be payable in accordance with the Company’s payroll system in the same manner and at the same time as though Executive remained employed by the Company (the “Salary Continuation”) and

                   (ii)     the Company shall provide Executive the appropriate notice under COBRA. Provided that Executive elects COBRA continuation coverage for health, dental and prescription coverage for Executive and his eligible dependents, from March 8, 2005 through March 7, 2006 (the “COBRA Reimbursed Period”), the Company shall reimburse Executive for any monthly COBRA costs that exceed $433.33. Executive shall be responsible for $433.33 per month of the cost of coverage under COBRA during the COBRA Reimbursed Period. Executive shall be solely responsible for the cost of continuing any coverage after the COBRA Reimbursed Period.

              The Salary Continuation and the Benefits Continuation are herein collectively referred to as the “Separation Benefits”.

              (b)     Except as set forth in this Agreement and with respect to any vested benefits or rights under any of the Company’s “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), Executive acknowledges and agrees that he is not entitled to receive any other compensation or benefits of any sort including, without limitation, salary, vacation, bonuses, annual incentives, stock options, short-term or long-term disability benefits, or health care coverage (except as provided under applicable state or federal law) from the Company, its affiliates, or their respective partners, principals, officers, directors, stockholders, managers, employees, agents, representatives, or insurance companies, or their respective predecessors, successors or assigns at any time.

              (c)     The Company shall pay Executive $10,000 in lieu of a retirement plan provided he does not elect deferred compensation (“Retirement Compensation”) and subject to legally required deductions. The Retirement Compensation shall be paid in equal installments over a twelve month period in the same checks as the Salary Continuation.

              (d)     While the Executive is receiving Salary Continuation, the Company shall permit Executive to utilize Ayco Financial Services for financial planning and tax services at the Company’s expense provided that the amount of services used does not exceed $8,000.

     5.     COMPLETE MUTUAL RELEASES.

            (a)     Executive irrevocably and unconditionally releases, waives and discharges all Claims (as defined in Section 5(b) below) that Executive may now have against any of the Released Parties (as defined herein) as of the date hereof, except that Executive is not releasing (i) any Claim that relates to Executive’s right to enforce this Agreement, or (ii) any Claim for indemnification as an officer, director or employee of the Company pursuant to the Company’s Articles of Incorporation, By-laws or applicable state law. For purposes of this Agreement, the “Released Parties” are the Company and all related and affiliated entities (including corporations, limited liability companies, partnerships, and joint ventures) and, with respect to each of the Company and its affiliated entities, each of their respective predecessors and successors, past, present and future employees, officers, directors, stockholders, owners, partners, members, representatives, assigns, attorneys, agents, insurers, employee benefit programs (and the trustees, administrators, fiduciaries, and insurers of such programs), and any other persons acting by, through, under, or in concert with any of the foregoing identified Released Parties.

            (b)     Subject only to the exceptions noted in Section 5(a) above, Executive is voluntarily releasing all claims, promises, causes of action, or similar rights of any type , whether known or unknown, unforeseen, unanticipated, unsuspected or latent (“Claims”), that Executive may have with respect to any Released Party. This release specifically extends to, without limitation, claims or causes of action for wrongful termination, failure by the Company to provide notice of termination pursuant to the Employment Agreement, impairment of ability to compete in the open labor market, breach of an express or implied contract, breach of any collective bargaining agreement, breach of the covenant of good faith and fair dealing, breach of fiduciary duty, fraud, misrepresentation, defamation, slander, infliction of emotional distress, disability, loss of future earnings, and claims under the Pennsylvania constitution, the United States Constitution, and applicable state and federal fair employment laws, federal equal employment opportunity laws, and federal and state labor statutes and regulations, including, but not limited to, the Civil Rights Act of 1964, as amended, the Fair Labor Standards Act, as amended, the National Labor Relations Act, as amended, the Labor-Management Relations Act, as amended, the Worker Retraining and Notification Act of 1988, as amended, the Americans with Disabilities Act of 1990, as amended, the Rehabilitation Act of 1973, as amended, ERISA, and the Age Discrimination in Employment Act of 1967, as amended.

            (c)     Executive understands that Executive is releasing Claims of which Executive may not be aware. This is Executive’s knowing and voluntary intent, even though Executive recognizes that someday Executive might learn that some or all of the facts that Executive currently believes to be true are untrue and even though Executive might then regret having signed this Agreement. Nevertheless, Executive is assuming that risk and Executive agrees that this Agreement shall remain effective in all respects in any such case. It is further understood and agreed that Executive is waiving all rights under any statute or common law principle which otherwise limits application of a general release to claims which the releasing party does not know or suspect to exist in his favor at the time of signing the release which, if known by him, would have materially affected his settlement with the party being released/releasee. Executive understands the significance of doing so.

            (d)     Neither Executive nor his heirs, agents, representatives or attorneys have filed or caused to be filed any lawsuit, complaint, or charge with respect to any Claim that Executive is releasing in this Agreement. Except as prohibited by law or public policy, Executive promises never (i) to file or prosecute a lawsuit or complaint based on the Claims released by Executive in this Agreement, or (ii) to seek any damages, remedies, or other relief for Executive personally (any right to which Executive hereby waives) by filing or prosecuting a claim or charge with any administrative, judicial, or other governmental body, or in any arbitration proceeding with respect to any Claim released by Executive in this Agreement.

Executive promises to request any governmental body or arbitration tribunal assuming jurisdiction of any such lawsuit, complaint, or charge to withdraw from the matter or dismiss the matter against any and all Released Parties with prejudice against Executive. Executive has not assigned or transferred any Claim that Executive is releasing, nor has Executive purported to do so.

            (e)     It is the intent of the parties to this Agreement that the payments to be made hereunder to Executive not be subject to the rules of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) by reason of a good faith interpretation of the provisions of Code Section 409A and the guidance contained in IRS Notice 2005-1 by providing that all payments to Executive hereunder will be made no later than March 15, 2006 and Executive is not a “specified employee” as defined therein. However, Executive acknowledges that he has consulted with his own tax counsel regarding the application of Section 409A to this Agreement, including specifically the provisions of Code Section 409A(a)(2)(B) and the penalties that could be imposed on Executive as a result of not complying with the requirements of Code Section 409A, and hereby agrees to release and hold harmless the the Released Parties from any and all liability, costs or expenses associated with any penalty and/or interest assessed against Executive under Code Section 409A.

            (f)     Each of the Company and GNC, on its own behalf and on behalf of all of the Released Parties, as defined in Section 5(a), irrevocably and unconditionally releases, waives and discharges all Claims (as defined in Section 5(b)) that any of them may now have against Executive as of the date hereof provided, however, in the event the Company subsequently determines that Executive’s employment could have been terminated pursuant to Section 4.4(a) of the Employment Agreement, the Company, without limiting any other recourse it may pursue, shall have the right to terminate its obligations to make further payments pursuant to this Agreement. In the event that the Company determines that Executive’s employment could have been terminated pursuant to Section 4.4(a) of the Employment Agreement and discontinues payments under this Agreement, Executive retains the right to challenge such determination pursuant to the arbitration provisions contained in Section 13 of this Agreement.

     6.     REVIEW AND REVOCATION PERIOD. Executive acknowledges that: (i) the consideration provided pursuant to this Agreement is in addition to any consideration that he would otherwise be entitled to receive; (ii) he has been provided a full and ample opportunity to review this Agreement, including a period of at least twenty-one (21) days within which to consider it; (iii) to the extent that Executive takes less than twenty-one (21) days to consider this Agreement prior to execution, he acknowledges that he had sufficient time to consider this Agreement with counsel and that he expressly, voluntarily and knowingly waives any additional time; and (iv) Executive is aware of his right to revoke this Agreement at any time within the seven (7) day period following the date on which he signs the Agreement and that the Agreement shall not become effective or enforceable until the seven (7) day revocation period expires (the “Revocation Expiration Date”). Any such revocation must be in writing, must specifically revoke this Agreement, and must be received by the Chairman of the Board of Directors of GNC no later than 5:00 p.m. Eastern Standard Time on the Revocation Expiration Date. Executive further understands that he shall relinquish any right he has to the benefits set forth in this Agreement if he exercises his right to revoke it.

     7.     RETURN OF THE COMPANY’S DOCUMENTS AND PROPERTY. Executive agrees to return all records, documents, proposals, notes, lists, files, and any and all other materials including, without limitation, computerized and/or electronic information that refers, relates or otherwise pertains to the Company, its affiliates, and/or their respective partners, principals, officers, directors, stockholders, managers, employees, agents, representatives, or insurance companies, or their respective predecessors, successors or assigns at any time. In addition, Executive shall return to the Company all property or equipment that he has been issued during the course of his employment or which he otherwise currently possesses. At Executive’s expense, Executive shall deliver to the Company at its main offices on or before the date hereof all of the Company’s records, documents, proposals, notes, lists, files and materials and property and equipment that are in his possession. Executive is not authorized to retain any copies of any such records, documents, proposals, notes, lists, files or materials. Nor is he authorized to retain any other of the Company’s or its affiliates’ property or equipment.

     8.     CONFIDENTIALITY/INTELLECTUAL PROPERTY. Executive acknowledges and agrees that he is subject to the terms and conditions of the Confidentiality/Intellectual Property provisions set forth in Section 5.1 of the Employment Agreement and agrees to continue to be bound by those terms and conditions in accordance therewith.

     9.     NONCOMPETITION; NONSOLICITATION. Executive acknowledges and agrees that that through March 7, 2006, he is subject to the terms and conditions of the Noncompetition and Nonsolicitation provisions contained in Sections 5.2, 5.3 and 5.4 of the Employment Agreement and agrees to continue to be bound by those terms and conditions in accordance therewith. Provided that Executive remains in compliance with Sections 5.2, 5.3 and 5.4 of the Employment Agreement, Executive shall be permitted to contact those corporations, partnerships, limited liability companies or persons that are not covered by Section 5.2 of the Employment Agreement without Executive or any of such entity’s breaching any agreement with the Company and GNC.

     10.     COOPERATION BY EXECUTIVE. For the period commencing on the Separation Date and ending on March 7, 2006, Executive will cooperate in all reasonable respects with the Company and its affiliates in connection with any and all existing or future litigation, actions or proceedings (whether civil, criminal, administrative, regulatory or otherwise) brought by or against the Company or any of its affiliates, to the extent the Company reasonably deems Executive’s cooperation necessary. Executive shall be reimbursed for all reasonable out-of-pocket expenses incurred by him as a result of such cooperation.

     11.     NON-ADMISSION OF LIABILITY. Nothing in this Agreement shall be construed as an admission of liability by Executive or the Released Parties; rather, Executive and the Released Parties are resolving all matters arising out of their employer-employee relationship and all other relationships between Executive and the Released Parties, as to which the Released Parties and Executive each deny any liability.

     12.     NON-DISPARAGEMENT. Except as otherwise required by law, Executive will not make, publish or disseminate any derogatory statements or comments about any of the Company or GNC or their respective officers and directors; or take any action which a reasonable person would expect would impair the good will, business reputation or good name of any of them; and the officers and directors of the Released Parties will not make, publish or disseminate any derogatory statements or comments about the Executive; or take any action which a reasonable person would expect would impair his good will, business reputation or good name.

     13.     ARBITRATION. Except as is necessary for any of the Released Parties or Executive to enforce its or his rights under this Agreement through injunctive relief or specific performance, the Parties agree that any disputes based upon, relating to, or arising out of this Agreement, and/or Executive’s employment relationship with the Company and the termination of that relationship, shall be submitted to binding arbitration pursuant to the terms of Section 6.1 of the Employment Agreement, except that any such arbitration will be held in Pittsburgh, Pennsylvania.

     14.     BINDING EFFECT. This Agreement shall be binding and inure to the benefit of the Parties and their respective heirs, administrators, representatives, executors, successors and assigns.

     15.     SEVERABILITY. While the provisions contained in this Agreement are considered by the Parties to be reasonable in all circumstances, it is recognized that some provisions may fail for technical reasons. Accordingly, it is hereby agreed and declared that if any one or more of such provisions shall, either by itself or themselves or taken with others, be adjudged to be invalid as exceeding what is reasonable in all circumstances for the protection of the interests of the Company, but would be valid if any particular restrictions or provisions were deleted or restricted or limited in a particular manner, then said provisions shall apply with any such deletions, restrictions, limitations, reductions, curtailments, or modifications as may be necessary to make them valid and effective, and the remaining provisions shall be unaffected thereby.

     16.     ENTIRE AGREEMENT; MODIFICATION. This Agreement constitutes the entire understanding among the Parties with respect to the matters set forth herein, except that Executive acknowledges that he has continuing obligations to the Company under in Sections 5.1, 5.2, 5.3, 5.4, and 6.1 of the Employment Agreement (and as provided in Sections 8, 9, and 13 of this Agreement) and may not be modified without the express written consent of the Parties. Except as specified herein, this Agreement supersedes all prior written and/or oral and all contemporaneous oral agreements, understandings and negotiations regarding the subject matter hereof.

     17.     INTERPRETATION; GOVERNING LAW. This Agreement shall be construed as a whole according to its fair meaning and shall not be construed strictly for or against either Party. Any uncertainty or ambiguity shall not be construed against the drafter. Captions are intended solely for convenience of reference and shall not be used in the interpretation of this Agreement. This Agreement shall be governed by and construed and enforced pursuant to the laws of the State of New York applicable to contracts made and entirely to be performed therein without regard to rules relating to conflicts of law.

     18.     VOLUNTARY AGREEMENT; NO INDUCEMENTS. Each Party to this Agreement acknowledges and represents that he or it (a) has fully and carefully read this Agreement prior to signing it, (b) has been, or has had the opportunity to be, advised by independent legal counsel of his or its own choice as to the legal effect and meaning of each of the terms and conditions of this Agreement, and (c) is signing and entering into this Agreement as a free and voluntary act without duress or undue pressure or influence of any kind or nature whatsoever and has not relied on any promises, representations or warranties regarding the subject matter hereof other than as set forth in this Agreement.

     19.     WITHHOLDING. Any payments provided for under this Agreement shall be paid net of any applicable withholding required under federal, state or local law and any additional withholding to which the Executive has agreed.

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     IN WITNESS WHEREOF, the Parties have set their hand as of the date first written above.

EXECUTIVE

/s/ David R. Heilman David R. Heilman

GENERAL NUTRITION CENTERS, INC.	GNC CORPORATION

By: /s/ Robert J. DiNicola	By: /s/ Robert J. DiNicola

Its: Interim CEO	Its: Interim CEO